Filed pursuant to Rule 433(d)
Registration Statement No. 333- 131356-04

FINAL TERM SHEET, dated June 12, 2007

$1,222,030,779
USAA AUTO OWNER TRUST 2007-1
Issuing Entity
USAA Acceptance, LLC
Depositor

USAA FEDERAL SAVINGS BANK
Sponsor, Seller and Servicer

The issuing entity will own motor vehicle loans originated by USAA Federal Savings Bank and will issue the following classes of USAA Auto Owner Trust 2007-1 Asset Backed Notes:

	Class A-1	Class A-2	Class A-3	Class A-4	Class B
	Notes (2)	Notes (2)	Notes (2)	Notes (2)	Notes (3)
Principal
Amount	$291,000,000	$335,000,000	$343,000,000	$219,430,000	$33,600,779
Per Annum
Interest
Rate	5.33725%	5.40%	5.43%	5.55%	5.85%
Final
Scheduled
Payment
Date	July 11, 2008	April 15, 2010	October 17, 2011	February 15, 2013	December 16, 2013
Initial Public
Offering
Price	100.000000%	99.992957%	99.995862%	99.998892%	99.984388%

Ratings
(Moody’s/S&P)	Prime-1/A-1+	Aaa/AAA	Aaa/AAA	Aaa/AAA	NA/BBB

Payment Date	Monthly, beginning	Monthly, beginning	Monthly, beginning	Monthly, beginning	Monthly, beginning
	July 15, 2007	July 15, 2007	July 15, 2007	July 15, 2007	July 15, 2007
	(subject to the	(subject to the	(subject to the	(subject to the	(subject to the
	business day	business day	business day	business day	business day
	convention)	convention)	convention)	convention)	convention)

Weighted Average
Life(1)	0.35	1.10	2.10	3.20	3.41
CUSIP	90327PAA9	90327PAB7	90327PAC5	90327PAD3	90327PAE1

(1) Pricing speed: 1.60% ABS (with a 10% clean-up call)
(2) The Class A Notes are generally eligible for purchase by or on behalf of employee benefit plans and other similar retirement plans and arrangements that are subject to ERISA or to Section 4975 of the Code.
(3) The Class B Notes may not be acquired by, on behalf of or with assets of an employee benefit plan or individual retirement account.
Trade Date: June 12, 2007
Settlement Date: June 19, 2007

Joint Global Coordinators of the Class A Notes
Banc of America Securities LLC		Citi
Co-Managers of the Class A Notes
Credit Suisse
JPMorgan
RBS Greenwich Capital
Wachovia Securities
Joint Global Coordinators of the Class B Notes
Banc of America Securities LLC		Citi

     The Depositor has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the Depositor has filed with the SEC for more complete information about the Depositor, the issuing entity, and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the Depositor, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-294-1322.

     This free writing prospectus does not contain all information that is required to be included in the base prospectus and the prospectus supplement.